Exhibit 99.1

Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com	Investors: Joseph Green The Ruth Group 646-536-7013 jgreen@theruthgroup.com

Media:

Bonnie Habyan, EVP of Marketing

516-506-4615

bhabyan@arbor.com

Arbor Realty Trust Completes the Acquisition of Arbor Commercial Mortgage’s Agency Platform

Uniondale, NY, July 15, 2016 — Arbor Realty Trust, Inc. (NYSE: ABR) (the “Company”) announced today that it has completed the previously announced acquisition of Arbor Commercial Mortgage’s (“ACM’s”) agency platform for $276 million. The purchase price was paid with $138 million in stock, $88 million in cash and with the issuance of a $50 million seller financing instrument. The stock component was paid with 21.23 million Operating Partnership Units, which was based on a stock price of $6.50 per share. All of the ACM employees directly related to the agency business acquired are part of the Company as of the closing.

“We are extremely excited to have completed the purchase of ACM’s significant agency platform,” said Ivan Kaufman, the Company’s Chief Executive Officer.  “We believe this will be a transformational event for our franchise that will benefit our shareholders greatly, and we expect the acquisition to be immediately accretive to our earnings and dividends and add significant diversity, duration and stability to our earnings streams.”

The acquisition includes a leading national multifamily agency loan origination and servicing platform with over 200 direct employees, including 20 originators in eight states. The agency business originated over $3 billion in loans in 2015, the vast majority of which were government sponsored loans through Fannie Mae Delegated Underwriting and Servicing (DUS ®) program, Federal Home Loan Mortgage Corporation (Freddie Mac) and Government National Mortgage Association (Ginnie Mae). The acquired agency business also includes a servicing portfolio of approximately $12 billion of unpaid principal balance as of June 30, 2016.

In addition, the Company has obtained a two year option to purchase for $25 million the existing management contract and fully internalize the management structure. The exercise of this option is at the discretion of the Special Committee of the Board of Directors of Arbor Realty Trust, which has no obligation to exercise its option.

The Special Committee of the Board of Directors retained J.P. Morgan Securities, LLC as financial advisor and Willkie Farr & Gallagher LLP as legal advisor with respect to the acquisition. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Arbor Realty Trust, Inc. Wells Fargo Securities, LLC and Dechert LLP acted as ACM’s financial and legal advisors.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multifamily and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company specializing in debt and equity financing for multi-family and commercial real estate. For more information about Arbor Realty Trust, Inc., visit www.arborrealtytrust.com.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from Arbor’s expectations will be detailed in our SEC reports. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

The following factors, among others, could cause our actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements: (1) the inability to successfully integrate our business with the purchased business or to integrate the businesses within the anticipated timeframe; (2) the risk that the acquisition disrupts current plans and operations and increase operating costs; (3) the ability to recognize the anticipated benefits of the combination including the realization of accretion to our earnings and dividends and diversity, duration and stability to our earnings streams and to recognize such benefits within the anticipated timeframe; (4) the outcome of any legal proceedings that may be instituted against the Company or others following the acquisition; and (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors.